Exhibit 10.74

EXECUTIVE COMPENSATION AGREEMENT

This Executive Compensation Agreement (this “Agreement”) is entered into effective as of January 1, 2020 (the “Effective Date”), by and between Guild Mortgage Company, a California corporation (“Guild”), and Mary Ann McGarry (“McGarry”), as follows:

1.Term.  The term of this Agreement shall commence on the Effective Date, and continue until the first anniversary of the Effective Date (the “Term”).  Upon the expiration of the Term, this Agreement shall automatically renew on the same basis as set forth in this Agreement for consecutive 1 year terms, unless McGarry and Guild (a) mutually agree, in writing, to terminate this Agreement; (b) enter into a later Executive Compensation Agreement; or (c) McGarry’s employment with Guild is terminated by Guild or McGarry pursuant to the terms of this Agreement.

2.Base Salary.  During the Term, Guild shall pay to McGarry an annual base salary of $600,000 (the “Base Salary”).  The Base Salary shall be paid at least monthly at such times and in such manner as is consistent with Guild’s regular payroll practices and polices.  Guild shall deduct and withhold all necessary Social Security and withholding taxes and any other similar amounts required by law from any compensation paid to McGarry.

3.Annual Bonus.  In addition to the Base Salary, McGarry will be eligible for an annual bonus equal to 44.5% of the Incentive Pool (as defined in Exhibit A attached hereto) (“the Bonus”).  The Incentive Pool is based on Guild’s annual return on average equity (“ROAE” determined as described in Exhibit A).  The Bonus shall be cumulative and determined on an annual basis and paid within 30 days of the end of the Term.

4.Termination.  If McGarry’s at-will employment with Guild is terminated by Guild during the Term, whether voluntarily or involuntarily, Guild shall pay to McGarry the Base Salary payable to McGarry up to and including the last day of McGarry’s employment.  In addition, Guild shall calculate and pay the Bonus to McGarry within 30 days after the end of the Term.  For purposes of this Section 4, the Bonus will be calculated pro rata as of the last day of McGarry’s employment by (a) multiplying the Bonus to which she would have been entitled as of the last day of the Term, if then employed, by the percentage of the calendar year that elapsed prior to the date of her termination, and (b) then subtracting from the amount determined pursuant to Section 4(a) any quarterly draws paid prior to termination in accordance with Section 3.

5.Release of Claims.  In addition to the payments described in Paragraph 4, if McGarry’s at-will employment with Guild is terminated by Guild during the Term, with or without cause, or if ill health permanently prevents her from performing all her responsibilities as Chief Executive Officer, upon receipt of an executed waiver and release (in a form acceptable to Guild) of all claims which McGarry may then or in the future have against Guild or any of its shareholders, directors, officers or employees, Guild shall pay to McGarry $600,000, in 24 monthly installments of $25,000.00 beginning 30 days after the last day of McGarry’s employment with Guild.

6.Nonsolicitation.  In the event of the early termination of this Agreement by McGarry or Guild or expiration of the Term, McGarry shall not directly or indirectly, for a period of 1 year following the date of McGarry’s termination, employ or solicit for employment any individual (including any branch manager or loan officer) who is, has agreed to be, or within 1 year of such employment or solicitation has been employed by Guild or any of its affiliates.

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7.Miscellaneous.  This Agreement (including Exhibit A attached to this Agreement) comprises the entire agreement between McGarry and Guild relating to the subject matter hereof, and shall supersede all other written and oral understandings or agreements relating to the subject matter hereof, including, but not limited to, all prior Executive Compensation Agreements by and between Guild and McGarry. This Agreement and the rights, interest and obligations of Guild hereunder shall be assignable to and shall inure to the benefit of any assignee of Guild.  This Agreement is not assignable by McGarry.  Guild and McGarry have each participated in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by Guild and McGarry and no presumption or burden of proof shall arise favoring or disfavoring Guild or McGarry by virtue of the authorship of any of the provisions of this Agreement.  This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of California.  Guild and McGarry agree that any action by either party to enforce the terms of this Agreement shall be exclusively brought by the other party an appropriate state or federal court in San Diego County, California and waives all objections based upon lack of jurisdiction or improper or inconvenient venue of any such court.  Guild and McGarry intend and agree that if a court of competent jurisdiction determines that the scope of any provision of this Agreement is too broad to be enforced as written, the court should reform such provisions to such narrower scope as it determines to be enforceable.  Guild and McGarry further agree that if any provision of this Agreement is determined to be unenforceable for any reason, and such provision cannot be reformed by the court as anticipated above, such provision shall be deemed separate and severable and the unenforceability of any such provisions shall not invalidate or render unenforceable any of the remaining provisions hereof.

GUILD MORTGAGE COMPANY,
a California corporation

By:	/s/ Michael C. Meyer	/s/ Mary Ann McGarry
	Michael C. Meyer, Chairman	Mary Ann McGarry

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EXHIBIT A

1.“Pre-Tax Profit” shall be defined as the pre-tax profit and loss set forth on Guild’s monthly Value Added P&L Recap with an adjustment to add back any book entry to recapture or impairment of servicing rights.

2.“Partner Group” shall include:  Mary Ann McGarry, Terry Schmidt, Cathy Blocker, Mike Rish and Linda Scott.

3.“ROAE” shall be defined as (a) the Pre-Tax Profit during the applicable calendar year during the Term, divided by (b) the average of the book value of Guild as reflected on Guild’s balance sheet as of the last day of each calendar quarter during such calendar year.

4.“Incentive Pool” shall be calculated in tiers based on ROAE as follows:

Tier	ROAE	Incentive Pool
0	Less than 15.00%	$750,000
1	15.00% - 19.99%	$875,000
2	20.00% - 24.99%	$1,750,000
3	25.00% - 29.99%	$2,625,000
4	30.00%	$3,500,000
5	Greater than 30.00%	$3,500,000 plus an additional amount to be mutually determined by Guild’s Chief Executive Officer and Chairman of the Board

The Incentive Pool will then be distributed among the Partner Group based on a predetermined allocation, in accordance with the Executive Compensation Agreements of the Partner Group; provided, however, in the event the Incentive Pool is based on Tier 0, the Incentive Pool shall be allocated based on each member of the Partner Group’s individual performance, as determined in the sole discretion of the Chief Executive Officer, rather than the predetermined allocations. For tiers 1 – 5, McGarry’s percentage shall be calculated on 44.5% of the Incentive Pool.

5.For purposes of illustration only and not as any guaranty, McGarry has the potential of earning the following compensation during the initial calendar year of the Term:

Example 1:
Pre-Tax Profit:	$99,718,492
3/31/19 Book Value:	$454,384,973
6/30/19 Book Value:	$477,805,502
9/30/19 Book Value:	$496,740,705
12/31/19 Book Value:	$509,123,548
ROAE:	21%
Incentive Pool:	$1,750,000

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Salary	$600,000
Annual bonus (based on 44.5% of Incentive Pool)	$778,971
Total	$1,378,971

Example 2:
Pre-Tax Profit:	$125,000,000
3/31/19 Book Value:	$454,384,973
6/30/19 Book Value:	$477,805,502
9/30/19 Book Value:	$496,740,705
12/31/19 Book Value:	$509,123,548
ROAE:	25.80%
Incentive Pool:	$2,625,000

Salary	$600,000
Annual bonus (based on 44.5% of Incentive Pool)	$1,168,456
Total	$1,768,456

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